Exhibit 10.4
COMSCORE, INC.
CASH INCENTIVE PLAN
PARTICIPATION AGREEMENT
This Participation Agreement (this “Agreement”) is entered and effective as of [____________] (the “Grant Date”), by and between comScore, Inc., a Delaware corporation (the “Company”), and [____________] (“Participant”).
To carry out the purposes of the comScore, Inc. Cash Incentive Plan (the “Plan”), by granting an Award to Participant pursuant to the Plan, the Company and Participant hereby agree as follows:
1.Definitions. Capitalized terms used in this Agreement but not defined herein are defined in the Plan and are used herein with the meanings ascribed to them in the Plan. For purposes of this Agreement, the following definitions apply:
(a)“Cause” means: (i) Participant’s indictment, plea of nolo contendere or conviction, of any felony or of any crime involving dishonesty by Participant; (ii) a material breach by Participant of Participant’s duties or of a Company policy that is not cured by Participant within thirty (30) days following written notice of same to Participant by the Company, to the extent such breach is curable; or (iii) or a commission of any act of dishonesty, embezzlement, theft, fraud or misconduct (including harassment) by Participant with respect to the Company, any of which in the good faith and reasonable determination of the Board or the Compensation Committee of the Board is materially detrimental to the Company, its business or its reputation.
(b)“Good Reason” means: Participant’s termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Participant’s consent:
(i)a material diminution in Participant’s base compensation (unless such reduction is done as part of a reduction program effective for all of the Company’s similarly situated employees); or
(ii)the relocation of Participant’s primary workplace to a location more than fifty (50) miles away from Participant’s workplace in effect immediately prior to such relocation.
In addition, in order for a voluntary termination to be considered a termination for “Good Reason” under this Agreement, Participant must provide written notice to the Company of the existence of one or more of the above conditions within ninety (90) days of its initial existence and the Company must be provided thirty (30) days from the notice to remedy the condition. Notwithstanding the foregoing, a termination will not be considered a termination for “Good Reason” if (x) Participant’s conduct is such that Participant’s compensation is subject to clawback provisions under any policy or agreement of the Company, or pursuant to applicable law, statute, rule or regulation of any branch of the federal government, or (y) the event described in (i) above is caused by the intentional or reckless conduct of Participant.
2.Grant of Award. The Company hereby grants to Participant, effective as of the Grant Date, an Award on the terms and conditions set forth in this Agreement and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. The Award represents the right to receive, subject to the conditions set forth herein, a cash payment in an amount equal to $[______] in accordance with Sections 3 and 4. The Award constitutes an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control.

3.Vesting. Except as provided in Section 4, so long as Participant remains continuously employed by the Company from the Grant Date through the [____] anniversary of the Grant Date (the “Vesting Date”), the Company shall pay Participant the cash payment with respect to the Award as soon as practicable following the Vesting Date but no later than [____________].
4.Change in Control; Termination of Employment.
(a)Upon a Change in Control, so long as Participant remains continuously employed by the Company from the Grant Date through the date of the Change in Control (the “CIC Date”), the Award shall become fully vested and the Company shall pay Participant the cash payment with respect to the Award as soon as practicable but no later than sixty (60) days following the CIC Date.
(b)If Participant’s employment with the Company is terminated by the Company without Cause or by Participant for Good Reason prior to the Vesting Date, and subject to Participant’s timely execution and non-revocation of a release of claims in a form and within the time period prescribed by the Company, the Award shall become fully vested and the Company shall pay Participant the cash payment with respect to the Award as soon as practicable but no later than sixty (60) days following such termination date.
(c)If Participant’s employment with the Company terminates prior to the Vesting Date for any reason other than as provided in Section 4(b), Participant shall automatically forfeit this Award and all rights arising from this Award and being a holder thereof, without consideration as of such termination date.
5.Modifications and Termination. The Administrator may modify, amend or terminate this Agreement as provided in the Plan; provided that such modification, amendment or termination shall not materially and adversely affect the rights of Participant under this Agreement, as reasonably determined by the Administrator, without Participant’s consent.
6.Entire Agreement. The Plan and this Agreement constitute the entire agreement of the parties with regard to the subject matter hereof. By execution below, Participant acknowledges that Participant has received a copy of, read and understands the Plan and this Agreement. Any statements, representations or promises (oral or written) made by the Company, any of its affiliates or any of the foregoing entities’ agents, directors, employees or other persons prior to, or contemporaneously with, the execution of this Agreement and concerning the Plan or this Agreement are of no force or effect whatsoever in determining the obligations of the Company under the Plan or this Agreement.
7.Governing Law. This Agreement shall be construed, enforced, and administered according to the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law.
8.No Right To An Award. Nothing in this Agreement or the Plan or any action of the Board or the Administrator shall be deemed to give Participant any right to be granted any Award in the future or any other rights hereunder except as may be evidenced by the express terms and conditions of this Agreement.
9.Tax Matters. All payments made by the Company to Participant with respect to this Award shall be reduced by the amounts required to be withheld by the Company under any applicable tax laws. This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and the Treasury Regulations issued thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. The Company and Participant agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition before actual payment to Participant under Section 409A.
10.Limitation on Payments. In the event that the Award provided for in this Agreement or otherwise payable to Participant (i) constitutes a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then Participant’s payments provided for in this Agreement will be either: (a) delivered in full or (b) delivered as to such lesser extent which would result in no portion of such payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Participant on an after-tax basis, of the greatest amount, notwithstanding that all or some portion of such amounts may be taxable under Section 4999 of the Code. Unless the Company and Participant otherwise agree in writing, any determination required under this Section 10 will be made in writing by the Company’s independent public accountants immediately prior to a Change in Control or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Participant and the Company. For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Participant will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 10.
11.Compensation Recovery. Notwithstanding anything in this Agreement to the contrary, Participant acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company’s clawback policy as may be in effect from time to time, including to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the common stock of the Company may be traded).
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective for all purposes as of the Grant Date.

COMSCORE, INC. By:

Name:
Title:

PARTICIPANT

Name:

Signature Page to
Participation Agreement